STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trustee on behalf of North Square Investments Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: North Square Investments Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The Certificate of Trust of North Square Investments Trust is hereby amended to reflect the change of name of the Trust to “Exchange Place Advisors Trust.”

3.	This Certificate of Amendment shall be effective on June 24, 2024.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 6th day of June, 2024 A.D.

North Square Investments Trust

By:	/s/ Ian Martin
Trustee
Name:	Ian Martin
Type or Print